Exhibit 15.1


July 17,1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re: ANSYS, Inc. Registration Statement on Form S-8


We are aware that our report dated April 16, 1998, on our review of interim financial information of ANSYS, Inc. and subsidiaries for the three month period ended March 31, 1998 and included ANSYS, Inc.'s Quarterly Report on Form 10-Q for the quarter then ended, is incorporated by reference in this registration statement. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.


Very truly yours,


/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP